Exhibit 99.1

MathStar, Inc. Files Form S-1

          MINNETONKA, Minn., Dec. 23 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the FPOA leader, today announced that it had filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the resale of shares of common stock of the Company issued upon the conversion of its 8% convertible promissory notes that it originally sold in April 2005, shares subject to the warrants it sold with the promissory notes, and shares subject to warrants it originally issued to selling agents in connection with its previous private placements.  This prospectus will be used by the selling stockholders to sell up to 2,088,933 shares of the Company’s common stock.

          The Company further disclosed that as of today it had closed an additional four design wins since October 26, 2005, which was the effective date of its initial public offering, bringing its total to 12 design wins.  Five of these design wins are in military/aerospace, three are in machine vision, two are in high speed video processing and two are in the communications market.   Design wins are defined by the Company as customers who have purchased an FPOA development board and tools.

          “We continue to believe we will achieve an additional 25 to 30 design wins by the end of 2006,” said Doug Pihl, Chief Executive Officer.  In the future, the Company will be providing an update on design wins as part of its quarterly earnings announcements.

          About MathStar

          MathStar designs, develops and markets a new class of semiconductor integrated circuit, or chip, it calls field programmable object arrays, or FPOAs.  MathStar is headquartered in Minnetonka, Minnesota, with a facility in Portland, Oregon.

          Forward-Looking Statements

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, MathStar’s need for and the availability of future financing, the timing and market acceptance of its product introductions, the quality of its FPOAs, MathStar’s ability to develop effective design tools, its reliance on third-party contractors, competition, MathStar’s ability to protect its intellectual property, its reliance on contracts and relationships with the United States government, its reliance on existing management, the demands of becoming a publicly-held company, MathStar’s ability to address the material weaknesses in its internal controls on a timely basis, and the other factors disclosed in MathStar’s filings with the U.S. Securities and Exchange Commission.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                            12/23/2005
          /CONTACT:  Douglas M. Pihl, or James W. Cruckshank, both of MathStar, Inc., +1-952-746-2200, info@mathstar.com /
          /First Call Analyst: /
          /FCMN Contact: /
          /Web site:  http://www.mathstar.com /